Exhibit 99.1

WebEx Announces Third Quarter 2004 Results

SAN JOSE, Calif., Oct. 21, 2004—WebEx Communications, Inc. (Nasdaq: WEBX) today announced financial results for its third quarter ended September 30, 2004.

For the third quarter of 2004, revenue was $64 million, a 31% increase compared to the third quarter of 2003. Net income for the third quarter of 2004 was $11.8 million. Earnings per diluted share, or EPS, for the third quarter of 2004 calculated in accordance with generally accepted accounting principles (“GAAP”) were $0.26, compared to EPS of $0.25 for the third quarter of 2003. GAAP EPS of $0.26 for the third quarter of 2004 was 43% higher than the EPS of $0.18 for the third quarter of 2003, not calculated in accordance with GAAP (“non-GAAP”). The third quarter 2003 non-GAAP EPS assumed a 40% tax rate and excluded equity based compensation expense. With the increase in its effective tax rate starting in the first quarter of 2004, WebEx has discontinued reporting non-GAAP EPS.

During the third quarter of 2004, cash and short-term investments increased to approximately $165 million, up approximately $3 million from the second quarter of 2004. Cash flow from operations of approximately $10 million was offset by $5 million for capital expenditures and the acquisition of certain patents. During the third quarter of 2004, WebEx spent approximately $6 million as part of its stock buyback program, purchasing slightly over 300,000 shares of common stock. WebEx received approximately $3 million in cash from stock issuances under WebEx’s employee stock plans.

“We are proud to have achieved our twentieth quarter of sequential revenue growth and highest operating profit in the company’s history,” said Subrah Iyar Chairman and Chief Executive Officer of WebEx. “We had good bookings and strong customer retention.”

Guidance

The following contains forward-looking guidance regarding WebEx’s financial outlook. The following statements are based on current expectations.

For the fourth quarter of 2004, WebEx anticipates revenue in the range of $65.5 to $67.5 million and GAAP EPS in the range of $0.23 to $0.26.

For fiscal year 2004, revenue is anticipated to be in the range of $247 to $249 million. For fiscal year 2004, GAAP EPS is anticipated to be in the range of $0.93 to $0.96, an increase from earlier guidance in the range of $0.86 to $0.92. WebEx may relieve the valuation reserve against part of its deferred tax asset in Q4 2004. The impact of any resulting one-time tax benefit is not included in this guidance.

For fiscal year 2005, revenue is anticipated to be in the range of $300 to $310 million. For fiscal year 2005, GAAP EPS is anticipated to be in the range of $1.05 to $1.15.

This 2005 guidance does not take into account any changes in accounting standards regarding expensing equity based compensation that may become effective in 2005.

Non-GAAP Financial Measures
This press release includes a financial measure for earnings per share for the third quarter of 2003 that was not calculated in accordance with GAAP. This financial measure differs from GAAP in that it assumes a 40% tax rate and excludes equity based compensation expense. WebEx no longer provides non-GAAP financial measures for the current period, but believes that providing this non-GAAP financial measure for the prior period is still useful to investors because it provides a basis for comparison of WebEx’s financial condition and results of operations between quarters, which comparison is not influenced by changes in its effective tax rate. Since WebEx has historically reported non-GAAP results to the investment community, WebEx also believes the inclusion of non-GAAP measurements for prior periods provides consistency in its financial reporting. The presentation of this additional information is not meant to be considered in isolation or as a substitute for earnings per share calculated in accordance with GAAP. A reconciliation of these GAAP and non-GAAP financial measures is included in the attached tables.

WebEx Online Meeting
Management will host the quarterly WebEx online meeting to discuss the results beginning at 5:00 PM Eastern time today. Interested parties may participate in the WebEx online meeting in one of the two ways mentioned below:

To join the WebEx online meeting and listen to the audio via the computer (WebEx VoIP), please go to http://webex.com/q3_earnings_voip

or

To join the WebEx online meeting and listen to the audio via the telephone, please go to http://webex.com/q3_earnings_tele and call (212) 271-4515.

For those unable to participate in the live WebEx meeting, a replay will be available beginning one hour after conclusion of the meeting. To replay the recorded WebEx meeting, go to http://webex.com/q3_replay or to replay the audio only, call (402) 977-9140, and enter pin code: 21209362.

About WebEx Communications, Inc.

WebEx Communications, Inc. is the world's leading provider of on-demand web meeting applications. WebEx applications improve collaboration and increase productivity in sales, support, training, marketing, engineering and product design. WebEx delivers its suite of real-time collaborative applications over the global WebEx MediaTone Network, a network specifically designed for secure web collaboration. WebEx Communications is based in San Jose, California and has regional headquarters in Europe, Asia and Australia. Please call toll free 877-509-3239 or visit http://www.webex.com or more information.

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This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by use of the terms anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will, or the negative of those terms or similar expressions. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, these forward looking statements include, but are not limited to, statements regarding guidance for the fourth quarter of 2004 and fiscal years 2004 and 2005 on anticipated revenue and earnings per share. Factors which could contribute to risks and uncertainties include, but are not limited to the failure of WebEx to meet financial expectations, decrease in demand for WebEx services, the failure of WebEx to meet projections in domestic and international direct sales activity, channel sales, customer retention and expense control, failures and interruptions in the software and systems underlying WebEx’s services, the effects of competitive offerings, changes in accounting standards, and the impact of general economic conditions. A fuller discussion of the risks and uncertainties that could affect WebEx Communications, Inc. is set forth in WebEx Communications, Inc.’s filings with the Securities and Exchange Commission, including WebEx’s Quarterly Report on Form 10-Q filed on August 9, 2004. WebEx Communications, Inc. assumes no obligation to update forward-looking information contained in this press release.

WebEx Communications, Inc.
Unaudited Condensed Consolidated Statement of Operations
(In 000's - except per share amounts)

	QTD		YTD
	September 30,		September 30,
	2004	2003	2004	2003

Net revenues	$63,968	$48,764	$181,440	$135,481

Cost of revenues	11,018	8,180	30,927	23,037

Gross profit	52,950	40,584	150,513	112,444

Operating expenses:
Sales and marketing	21,200	17,889	62,501	55,336
Research and development	9,122	5,992	24,602	18,148
General and administrative	4,419	3,671	12,856	9,461

Total operating expenses
before equity-based compensation	34,741	27,552	99,959	82,945

Operating income
before equity-based compensation	18,209	13,032	50,554	29,499

Equity-based compensation	66	406	447	1,302

Operating income
including equity-based compensation	18,143	12,626	50,107	28,197

Other income, net	172	237	717	931

Net income before income tax	18,315	12,863	50,824	29,128

Provision for income tax	6,497	1,672	18,720	3,787
Net income	$11,818	$11,191	$32,104	$25,341

Net income per share
Basic	$0.27	$0.27	$0.74	$0.61
Diluted	0.26	0.25	0.69	0.59

Shares used in per share calculations
Basic	44,026	41,788	43,596	41,268
Diluted	45,833	44,275	46,264	42,979

Reconciliation of net income before income tax as reported and net income excluding equity-based compensation

(Unaudited) (in 000's)

QTD
September 30, 2003

Net income before income tax as reported	$12,863

Add back equity-based compensation	406

Deduct income taxes (note 1)	5,308

Net income excluding equity-based compensation	$7,961

Net income excluding equity-based compensation per share
Basic	$0.19
Diluted	0.18

Shares used in per share calculations
Basic	41,788
Diluted	44,275

WebEx has consistently provided this measurement in press releases reporting earnings per share because this measurement provides a consistent basis for comparison between quarters, which is not influenced by fluctuations in the company's stock price or changes in the company's effective tax rate, and which therefore is useful to investors.

Note 1
Income taxes are calculated by applying a 40% effective tax rate to pre-tax income, excluding equity-based compensation. The 40% effective tax rate is based on combined US federal and state statutory tax rates. The company's actual tax rate can differ from the statutory rate because of changes in deferred tax valuation allowance, the effect of income taxed in foreign jurisdictions, tax credits and other items.

WebEx Communications, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In 000's)

	September 30,	December 31,
	2004	2003

ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$164,566	$134,635
Accounts receivable, net	29,331	21,414
Deferred tax assets	14,623	14,623
Prepaid expenses and other current assets	5,096	2,505

Total current assets	213,616	173,177

Property & equipment, net	39,326	19,275
Goodwill	1,389	-
Other assets	4,813	2,235
Deferred tax assets	6,476	6,809
Total assets	$265,620	$201,496

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,403	$4,648
Accrued liabilities	19,502	18,953
Deferred revenue	10,311	9,648
Income tax payable	8,513	2,353

Total current liabilities	46,729	35,602

Stockholders' equity:
Common stock	44	43
Additional paid-in capital	233,790	213,275
Accumulated deficit	(16,819)	(48,923)
Deferred equity-based compensation	(19)	(74)
Accumulated other comprehensive income	1,895	1,573

Total stockholders' equity	218,891	165,894

Total liabilities and stockholders' equity	$265,620	$201,496